Exhibit 15.4

June 19, 2007

Domtar Corporation

Montreal, Quebec

Canada

Re: Registration Statement No. 333-142765

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated June 14, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Seattle, Washington